UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 22, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM 11 Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On March 22, 2009, Central European Media Enterprises Ltd. (the “Company”) entered into a subscription agreement with TW Media Holdings LLC (“TWMH”) (the “Subscription Agreement”).

Subscription Agreement

Pursuant to the Subscription Agreement, the Company has agreed to issue to TWMH 14.5 million Class A Shares at a price of $12.00 per share and 4.5 million Class B Shares at a price of $15.00 per share, for an aggregate offering price of $241.5 million.  Class A Shares of the Company carry one vote per share and Class B Shares carry ten votes per share.  The completion of this issuance of these Class A Shares and Class B Shares (collectively, the “TW Shares”) is subject to a vote of the shareholders of the Company and other customary closing conditions.

The Subscription Agreement contemplates additional agreements to be entered into at or prior to the closing of the issuance of the TW Shares (the “Closing Date”): a registration rights agreement between the Company and TWMH (the “Registration Rights Agreement”); an Irrevocable Voting Deed and Corporate Representative Appointment among TWMH, RSL Savannah LLC (“RSL Savannah”), Ronald S. Lauder and the Company (the “Voting Agreement”); an investor rights agreement among TWMH, RSL Savannah, Mr. Lauder, RSL Investments LLC, RSL Investments Corporation and the Company (“Investor Rights Agreement”); and a indemnification letter agreement between Mr. Lauder and the Company (“Indemnity Agreement”).

Prior to the Closing Date, one person designated by TWMH will be appointed to the Board of Directors of the Company and a second person designated by TWMH shall be granted non-voting observer rights at meetings of the Board of Directors of the Company.

Voting Agreement

Pursuant to the Voting Agreement, TWMH will appoint, with the effect from the Closing Date, RSL Savannah, a company wholly owned by Mr. Lauder, as the holder of the voting rights to the TW Shares, with the power to appoint proxies or a corporate representative to vote the TW Shares. TWMH will also grant RSL Savannah the right to vote any other Class A Shares or Class B Shares acquired by TWMH during the term of the Voting Agreement.  Notwithstanding the foregoing, TWMH reserves the right to vote 7.25 million Class A Shares and 2.25 million Class B Shares to be issued pursuant to the Subscription Agreement in any transaction that would result in a change of control of the Company.

Except as provided in the next sentence, the Voting Agreement will expire on the later of the four year anniversary of the Closing Date and the date on which there are no more Class B Shares outstanding. The Voting Agreement will not terminate prior to (a) the latest maturity date (or early repayment date) of (i) the Euro 245 million 8.25% senior notes due 2012, (ii) $475 million 3.5% convertible notes due 2013, (iii) the Euro 150 million senior floating rate notes due 2014, or (iv) the Euro 150 million revolving loan with European Bank for Reconstruction and Development (“EBRD”) that matures in 2012 or, if earlier, (b) the date on which the ownership of the TW Shares by TWMH and any permitted transferees (the “TW Investors”) would not result in certain specified defaults under either the senior notes, the convertible notes or the EBRD loan.  The Company’s Class B Shares automatically convert to Class A Shares when the number of Class B Shares is less than 10% of the total outstanding shares of the Company. (Class B Shares are convertible into Class A Shares on a one-for-one basis for no additional consideration.)

On termination of the Voting Agreement, 2.25 million Class B Shares issued to TWMH pursuant to the Subscription Agreement and any Class B Shares acquired by the TW Investors pursuant to the Investor Rights Agreement shall automatically convert to Class A Shares.

Investor Rights Agreement

The Investor Rights Agreement will establish certain restrictions on transfer by the TW Investors of the TW Shares and by Mr. Lauder on the Class A Shares and Class B Shares beneficially owned by Mr. Lauder, RSL Savannah, RSL Investments LLC, RSL Investments Corporation and their permitted transferees (collectively, the “RSL Investors”), will require the conversion of certain Class B Shares owned by the TW Investors under specified circumstances, will establish a standstill in respect of ownership of equity securities of the Company by the TW Investors and will regulate the conduct of the TW Investors and the RSL Investors in respect of transactions that may result in a change of control of the Company.

Under the Investor Rights Agreement, each of the RSL Investors and the TW Investors will grant each other rights of first offer in respect of the transfer of Class A Shares or Class B Shares owned by the other as well as tag along rights (other than in respect of certain permitted transfers, transfers in connection with a change of control and certain de minimis transfers to unaffiliated third parties).  The TW Investors shall cause any Class A Shares or Class B Shares transferred by any RSL Investor to a TW Investor to be subject to the Voting Agreement.

Immediately prior to the termination of the Voting Agreement, 2.25 million Class B Shares issued to TWMH pursuant to the Subscription Agreement and any Class B Shares acquired by any TW Investor from an RSL Investor pursuant to the Investor Rights Agreement shall automatically convert to Class A Shares. Following the termination of the Voting Agreement, any Class B Shares transferred to a TW Investor by an RSL Investor will be converted into Class A Shares prior to, and as a condition to, such transfer.

The TW Investors will undertake, prior to the three year anniversary of the Closing Date, not to engage in any discussions regarding a transaction that will result in a change of control of the Company (a “Change of Control Transaction”) without the consent of the RSL Investors.  Thereafter until the four year anniversary of the Closing Date, the TW Investors will inform the RSL Investors and the Company of any discussions it enters into in respect of a Change of Control Transaction.  The RSL Investors and the Company will undertake on a good faith basis to consult with the TW Investors in respect of discussions or arrangements in connection with a Change of Control Transaction and to provide the TW Investors with thirty days notice of the initiation of a sales process or negotiations in respect of a Change of Control.

In the event the Board of Directors of the Company will have determined to approve or recommend to the shareholders of the Company an offer in respect of a Change of Control Transaction (a “Takeover Proposal”) and the TW Investors own at least 25% of the TW Shares at such time, the TW Investors shall have the right for a period of ten days from notice of such offer or proposal to make an alternative offer or proposal for a Change of Control Transaction. If the alternative offer or proposal from the TW Investors is more favorable to the Company’s shareholders from a financial point of view than the Takeover Proposal, the Board of Directors will approve such alternate offer, recommend to shareholders such alternate proposal and the RSL Investors shall accept such alternate proposal; provided, that the Board of Directors shall not be obliged to recommend such alternate proposal from the TW Investors if it has received a subsequent Takeover Proposal that is more favorable to the Company’s shareholders from a financial point of view than the alternate proposal. If the TW Investors do not make an offer or proposal that is more favorable to the Company’s shareholders from a financial point of view than the Takeover Proposal, the TW Investors will accept such Takeover Proposal within the time period required for such Takeover Proposal.

The TW Investors will agree that prior to the termination of the Voting Agreement, no TW Investor shall on its own or as part of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) acquire aggregate voting power that exceeds 49.9% from time to time without the prior written consent of the Board of Directors of the Company.  This standstill provision will not prevent the TW Investors from acquiring equity securities in the Company in a transaction approved by the Board of Directors of the Company by which the TW Investors acquire a controlling interest in the Company.

For so long as the TW Investors own at least 25% of the TW Shares, the Company will covenant that it shall not, without the consent of the TW Investors, authorize an increase in the number of Class B Shares, issue any Class B Shares, issue any preferred shares with voting rights superior to those of the Class A Shares, or securities convertible into the same. For so long as the RSL Investors own at least 25% of certain equity securities owned by them as of the Closing Date, the Company will covenant not, without the consent of RSL Savannah, to authorize an increase in the number of Class B Shares, issue any Class B Shares, issue any preferred shares with voting rights superior to those of the Class A Shares or securities convertible into the same.

Subject to certain exceptions, the Company will grant the TW Investors the right to participate in future issuances of the shares of the Company in order to allow the TW Investors to maintain their pro rata ownership in the Company.

The RSL Investors will agree to use their best efforts to vote their equity securities in favor of election to the Board of Directors two persons designated by the TW Investors for so long as the TW Investors own more than 50% of the TW Shares and one person designated by the TW Investors for so long as the TW Investors own more than 25% of the TW Shares.

Registration Rights Agreement

Under the Registration Rights Agreement, the TW Investors will receive the right to demand in any consecutive twelve-month period up to two registrations of equity securities held by them (subject to requesting a minimum amount of equity securities to be registered), the right to request a shelf registration and piggyback registration rights (subject to customary cutbacks).

Indemnity Agreement

On March 22, 2009, the Company entered into an indemnity letter agreement with Mr. Lauder and RSL Savannah (the “Indemnity Agreement”).  Under the Indemnity Agreement, the Company agrees to indemnify Mr. Lauder and certain of his affiliates in respect of losses (as defined in the Indemnity Agreement) related to the issuance of the TW Shares.

The Voting Agreement, the Investor Rights Agreement and the Registration Rights Agreement will be entered on or prior to the Closing Date.  In order to effect the issuance of the TW Shares, the Company is required under NASDAQ Stock Market Rules to obtain a vote of the shareholders in favor of the issuance of the TW Shares.

Other Agreements

From time to time, subsidiaries of the Company enter into agreements with Warner Bros. International Television Distribution, Inc., an affiliate of TWMH, to acquire programming, including multi-year volume contracts with terms of up to five years that have been entered into by the Company’s subsidiaries in the Czech Republic, Romania, the Slovak Republic and Slovenia.

Item 3.02                      Unregistered Sale of Securities

On the Closing Date, the Company will issue 14.5 million Class A Shares at a price of $12.00 per share and 4.5 million Class B Shares at a price of $15.00 per share, for an aggregate offering price of $241.5 million.  Class B Shares are convertible into Class A Shares on a one-for-one basis for no additional consideration.  Circumstances under which the Class B Shares issued to TWMH convert to Class A Shares are summarized above.  The Company is relying on exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder, based on (i) representations to the Company made by TWMH that it is an accredited investor and that the TW Shares are being acquired for investment and (ii) the fact that TWMH was the only person offered the Company’s Class A Shares and Class B Shares.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: March 23, 2009	/s/ Wallace Macmillan
Wallace Macmillan Chief Financial Officer